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------                                                                                                ------------------------------
FORM 4                                                                                                |        OMB APPROVAL        |
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION               ------------------------------
[ ] Check box if no longer                              WASHINGTON, DC 20549                          | OMB Number:......3235-0287 |
    subject to Section 16. Form                                                                       | Expires: December 31, 2001 |
    4 or Form 5 obligations may               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            | Estimated average burden   |
    continue. See Instruction 1(b).                                                                   | hours per response:....0.5 |
                                                                                                      ------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Hollinger Inc.                        |   Hollinger International Inc. (HLR)            |
   (See Schedule I for additional        |                                                 |           Director        10% Owner
   reporting persons)                    |                                                 |     -----            -----
-------------------------------------------------------------------------------------------|           Officer (give title below)
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |     -----
                                         |   Number of           |     Month/Year          |           Other (specify below)
                                         |   Reporting Person,   |                         |     -----
   Hollinger International Inc.          |   if an Entity        |     December 2001       |                 (1)
   401 North Wabash Avenue, Suite 740    |   (Voluntary)         |                         |     -----------------------------
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |     Form Filed by One Reporting Person
Chicago         Illinois         60611   |                       |                         | ---
-----------------------------------------|-------------------------------------------------|  X   Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | ---  Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         | (A)  |         | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or  |         |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  | (D)  |  Price  |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |      (2)     |   X   |       |   60,490|  D   |    (3)  |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |   12/10/01   |   S   |       |1,000,000|  D   | $10.00  |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |   12/11/01   |   S   |       |  200,000|  D   | $10.00  |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |   12/17/01   |   S   |       |   70,000|  D   | $10.00  |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |   12/31/01   |   S   |       |  730,000|  D   | $10.00  |     (4)     |   (5)    |   (5)
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                     SEC 1474 (3/99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   |  (A)   |  (D)    |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Series II Preference    |             |          |       |    |        |         |       |        |        |           |
Shares                  |     (3)     |    (2)   |   X   |    |        | 131,500 |  (6)  |        |  (7)   |    (8)    |    (9)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
      (10)        |         (10)           |             (10)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
See Schedule I attached hereto.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                            HOLLINGER INC.
                                                                                       By: /s/ Charles G. Cowan      January 8, 2002
                                                                                    -------------------------------  ---------------
                                                                                    **Signature of Reporting Person        Date
                                                                                           Charles G. Cowan
                                                                                      Vice-President and Secretary



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              427172
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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                       THE RAVELSTON CORPORATION
                                                                                                LIMITED
                                                                                       By: /s/ Charles G. Cowan      January 8, 2002
                                                                                    -------------------------------  ---------------
                                                                                    **Signature of Reporting Person        Date
                                                                                           Charles G. Cowan
                                                                                      Vice-President and Secretary



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 3
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              427172
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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                          /s/ Conrad M. Black        January 8, 2002
                                                                                    -------------------------------  ---------------
                                                                                    **Signature of Reporting Person        Date
                                                                                          The Lord Black of
                                                                                       Crossharbour PC(C), OC, KCSG

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 4
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              427172
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                                  Page 4 to 8
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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                        /s/ Barbara Amiel Black      January 8, 2002
                                                                                    -------------------------------  ---------------
                                                                                    **Signature of Reporting Person        Date
                                                                                           The Lady Black of
                                                                                       Crossharbour PC(C), OC, KCSG


Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 5
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              427172
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                                  Page 5 to 8
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                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
December 2001

Additional Reporting Persons:

     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer: 10% Owner

     Lord Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner

     Lady Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner
                             via spouse CMB

Explanations:

(1)  (i)   For HI:            10% Owner
     (ii)  For Ravelston:     10% Owner
     (iii) For CMB:           Director, Officer (Chairman, President and
                              Chief Executive Officer) and 10% Owner

     (iv)  For Amiel:         Director and Officer (Vice President)
                              and 10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of December 2001 (with respect to an aggregate of 60,490 Class A Common Shares) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3) The consideration given for the exchange of each Series II Share was 0.46 of a Class A Common Share.

(4)  (i)   For HI:            15,833,831 Class A Common Shares held directly by
                              HI and indirectly via its wholly owned subsidiary
                              504468 N.B. Inc.

     (ii)  For Ravelston:     15,833,831 Class A Common Shares indirectly via
                              its control over HI

     (iii) For CMB:           15,833,831 Class A Common Shares via his control
                              over Ravelston, which controls HI, 600 Class A
                              Common Shares directly, 9,600 Class A Common
                              Shares indirectly via Conrad Black Capital
                              Corporation, 50 Class A Common Shares indirectly via son, and 500 Class A Common Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

     (iv)  For Amiel.         15,833,831 Class A Common Shares via spouse's
                              control over Ravelston, 500 Class A Common Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad Black capital corporation, 50 Class A Common Shares indirectly via spouse's son, and 600 Class A Common Shares indirectly via spouse. Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)  (I)   For HI:            Directly.

     (ii)  For Ravelston:     Indirectly, via its control of HI.

     (iii) For CMB:           Directly and indirectly, via his control of
                              Ravelston, which controls HI.

     (iv)  For Amiel:         Directly and indirectly via her spouse, CMB, and
                              his control of Ravelston, which controls HI.

(6)  Immediately.

(7)  Class A Common Stock of the Issuer.

(8)  60,490

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10) (i)   For HI:            5,366,979 Series II Shares remain outstanding,
                              resulting in a put equivalent position with respect to 2,529,300 Class A Common Shares.

     (ii)  For Ravelston:     2,468,350 Series II Shares directly, resulting in
                              a call equivalent position with respect to 30,679
                              Class A Common Shares. Via its control of HI,
                              Ravelston indirectly beneficially owns HI's position in the Series II Shares.

     (iii) For CMB:           1,611,039 Series II Shares directly, resulting in
                              a call equivalent position with respect to 741,077
                              Class A Common Shares. Via his control of
                              Ravelston (and its control of HI), CMB indirectly beneficially owns Ravelston's and HI's positions in the Series II Shares.